SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15


     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 1-9254
                                                 ------

                                UNUM CORPORATION
                                ----------------
             (Exact name of registrant as specified in its charter)

                                UNUM CORPORATION
                                ----------------
                              2211 CONGRESS STREET
                              --------------------
                              PORTLAND, MAINE 04122
                              ---------------------
                                 (207) 770-2211
                                 --------------
               (Address, including zip code, and telephone number,
            including area code, of registrant's principal executive
                                    offices)

                          COMMON STOCK ($.10 PAR VALUE)
                          -----------------------------

                       8.8% JUNIOR SUBORDINATED DEFERRABLE
                       -----------------------------------
                     INTEREST DEBENTURES, SERIES A, DUE 2025
                     ---------------------------------------
            (Title of each class of securities covered by this Form)

                                      NONE
                                      ----
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

                Please place an X in the box(es) to designate the
            appropriate rule provision(s) relied upon to terminate or
                        suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)   [ ]             Rule 12h-3(b)(1)(ii)    [ ]
        Rule 12g-4(a)(1)(ii)  [ ]             Rule 12h-3(b)(2)(i)     [ ]
        Rule 12g-4(a)(2)(i)   [ ]             Rule 12h-3(b)(2)(ii)    [ ]
        Rule 12g-4(a)(2)(ii)  [ ]             Rule 15d-6              [X]
        Rule 12h-3(b)(1)(i)   [X]


Approximate number of holders of record as of the
certification or notice date:    NONE
                                 ----

     Pursuant to the requirements of the Securities Exchange Act of 1934, UNUMProvident Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: August 13, 1999                   By:  /s/ F. Dean Copeland
                                            -----------------------------
                                        Name: F. Dean Copeland
                                        Title: Executive Vice President -
                                               Legal and Administrative